PFEFFER & WILLIAMS
                           A PROFESSIONAL CORPORATION
                       155 MONTGOMERY STREET, SIXTH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94104
                         ------------------------------
                        (415) 296-7272 FAX (415) 296-8780
                           e-mail: Pfefferlaw@aol.com


January 3, 2001

Prime Companies Inc.
409 Center Street
Yuba City, CA  95991


Re:  Opinion on Legality of Registration, Amendment No. 3


To Prime Companies, Inc:

     Based upon a review of the corporate documents, it is the opinion of counsel that the shares of common stock subject to this registration will, when sold, be legally issued, fully paid and non-assessable.


     Irving Pfeffer owns or controls two million seven hundred ninety-two thousand one hundred eighty-seven (2,792,187) shares of the Common Stock of the Company in an amount of 10.45% of the shares presently outstanding. None of these shares are part of this registration.





                                        PFEFFER & WILLIAMS, PC


                                        /S/ Irving Pfeffer
                                        ---------------------------
                                        By:  Irving Pfeffer, Esq.